EXHIBIT 99.1

PRESS RELEASE


          FIRST CAPITAL, INC. ANNOUNCES STOCK REPURCHASE AUTHORIZATION


CORYDON, Ind., Aug. 19, 2008 (GLOBE NEWSWIRE) -- First Capital, Inc. (NasdaqCM:FCAP - News) today announced that the Corporation's Board of Directors has authorized the repurchase up to 240,467 shares of the Corporation's outstanding common stock, or approximately 8.6% of outstanding shares. That number of shares includes the 16,467 shares that remain for repurchase under the Corporation's previous repurchase program authorized in September 2002.

The current repurchase authorization will remain in effect until all shares have been repurchased or until the Corporation terminates the authorization earlier. Subject to market conditions, the availability of stock and other factors, the repurchases will generally be conducted through open market transactions, although the Company may repurchase shares through unsolicited privately negotiated transactions.

First Capital, Inc. is the holding company for First Harrison Bank. First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville and Salem. The Bank also has received regulatory approval to relocate its Edwardsville office within that town. Construction began on the new office in the first quarter of 2008 and it is expected to open in the third quarter of this year. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at http://www.firstharrison.com. First Harrison Financial Services, a division of the Bank, offers non-FDIC insured investments to compliment the Bank's offering of traditional banking products and services.


Contact:
          First Capital, Inc.
          Chris Frederick, Chief Financial Officer
          (812) 734-3464